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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                 STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1.   Name and Address of Reporting Person*

     Fortune                          Carter              M.
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     (Last)                           (First)             (Middle)

     6809 Corporate Drive
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     (Street)

     Indianapolis                     Indiana              46278
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     (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

     Fortune Diversified Industries, Inc. (FDVI)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Statement for Month/Year

     December, 2001
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5.   If Amendment, Date of Original (Month/Year)


================================================================================
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [ ]  Other (specify below)
     Chief Executive Officer
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by One Reporting Person
     [ ]  Form filed by more than One Reporting Person
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

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                   6.
                                                    4.                              5.             Owner-
                                                    Securities Acquired (A) or      Amount of      ship
                                       3.           Disposed of (D)                 Securities     Form:     7.
                                       Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                         2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                       Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security        Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)               (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------
                                       S            7,500
Common Stock             12/13/01                                           .30     18,982,168     I         See Note 1
                                       V                             D
-----------------------------------------------------------------------------------------------------------------------
                                       S            10,000
Common Stock             12/13/01                                           .25     18,982,168     I         See Note 1
                                       V                             D
-----------------------------------------------------------------------------------------------------------------------
                                       S            5,000
Common Stock             12/17/01                                           .30     18,982,168     I         See Note 1
                                       V                             D
-----------------------------------------------------------------------------------------------------------------------
                                       S            5,000
Common Stock             12/19/01                                           .25     18,982,168     I         See Note 1
                                       V                             D
====================================================================================================================================

Explanation of Responses:
Note (1) As a member of a control group, the Reporting Person may be deemed to be an indirect beneficial owner of the shares owned by the other member of the control group, John F. Fisbeck.


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

Table II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (e.g., puts, calls, warrants, options, convertible securities)

====================================================================================================================================
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
N/A
------------------------------------------------------------------------------------------------------------------------------------
====================================================================================================================================

Explanation of Responses:


/s/ Carter M. Fortune                                      January 07, 2002
---------------------------------------------              ---------------
      **Signature of Reporting Person                            Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.